Exhibit 10.2


                                   APPENDIX B

                  APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
                                  AMENDMENT TO
                         RESTATED 1997 STOCK OPTION PLAN
                                  ("1997 PLAN")

         I. Section 2 of the 1997 Plan was amended, effective May 1, 2000 subject to shareholder approval, to add 200,000 shares to the 1997 Plan, bringing the total number of shares of Common Stock subject to the 1997 Plan to 400,000. To the extent that this amendment is not approved by the shareholders of the Company prior to April 30, 2001, these additional 200,000 shares may only be used for the grant of nonqualified options (whether pursuant to Section 4 or Section 6 of the 1997 Plan).

         II. Section 6 of the 1997 Plan was amended to read in its entirety as follows:

                  "6. GRANT OF INDEPENDENT DIRECTOR OPTIONS. Each Independent Director who is an Independent Director on May 1, 2000 [the effective date of the amendment to the Plan] shall be granted, in addition to the options to purchase shares under the Plan currently outstanding, a stock option under the Plan to purchase 2,500 shares of Common Stock effective on May 1, 2000.

                  Each Independent Director, upon his or her initial election to a first term on the Board of Directors, shall, on the date of such initial election, automatically be granted an option to purchase 7,500 shares of Common Stock. In addition, on the date of each annual meeting of shareholders of the Company, beginning with the annual meeting to be held in 2001, each Independent Director shall automatically be granted options to purchase 7,500 shares of Common Stock upon the re-election of such Independent Director to the Board by the shareholders of the Company."